Exhibit 99.1

Contact:	Nick Venuto	Kelly Gann
	Chief Financial Officer	Marketing Communications
	Nanogen, Inc.	Nanogen, Inc.
	858-410-4600	858-410-4667
kgann@nanogen.com

NANOGEN REPORTS 2008 FIRST QUARTER

FINANCIAL RESULTS

Quarter highlighted by 33% increase in product sales

SAN DIEGO (May 12, 2008) – Nanogen, Inc. (Nasdaq: NGEN), developer of in vitro diagnostic products, today reported its unaudited financial results for the quarter ended March 31, 2008.

Product revenues for the first quarter of 2008 increased by 33% to $8.1 million from $6.1 million in the same period in 2007, and increased by 36% from the $5.9 million recorded in the fourth quarter of 2007. Total revenues for the first quarter of 2008 increased by 10% to $10.7 million from $9.7 million in the same period in 2007, and was at a similar level to the prior quarter, but with a shift from contract and grant revenue to product revenue.

Costs and expenses, including cost of sales, decreased in the first quarter of 2008 by 11% to $18.7 million from $21.0 million in the first quarter of 2007, and decreased by 10% from the $20.8 million recorded in the fourth quarter of 2007.

A substantial decrease in net loss of operations was achieved in the first quarter as the benefits of the 2007 restructuring began to take effect. The full benefit of this restructuring will be experienced beginning in the second quarter of 2008. For the quarter ended March 31, 2008, Nanogen’s loss from operations was $8.0 million, compared to a net loss of $11.3 million in the first quarter of 2007, and $10.9 million in the fourth quarter of 2007.

Nanogen’s consolidated cash, cash equivalents and short-term investments balance at the end of the first quarter of 2008 was approximately $10.8 million. The company secured a non-dilutive financing of $10 million through the sale of a future royalty stream in the first quarter.

“Our Q1 results clearly demonstrate that the restructuring plan, initiated in the fourth quarter, has substantially improved our financial performance. Consistent with our prior guidance, we have achieved meaningful cost reductions while at the same time have experienced a 36% increase in product revenue from the prior quarter” said Howard C. Birndorf, Nanogen’s chairman of the board and CEO.

“Looking ahead, we expect continued double digit revenue growth as compared to prior year primarily based on our existing products. In addition, we expect to launch our whole-blood congestive heart failure product in Europe this summer” said David Ludvigson, Nanogen’s president and COO. We remain focused on achieving cash flow breakeven late in 2008 through a combination of continued revenue growth and aggressive management and reduction of our operational costs.”

Financial Guidance for 2008:

Nanogen expects total 2008 revenues to increase by approximately 25 percent from 2007 levels with a gross margin of approximately 60 percent. The anticipated growth in revenues, combined with improved gross margins and substantial operating expense reductions, should allow the company to achieve operating cash flow breakeven late in 2008.

Modified EBITDA continued to improve during the first quarter of 2008. Modified EBITDA was negative $5.7 million for the first quarter of 2008, as compared to negative $6.1 million in the fourth quarter of 2007 and negative $7.7 million in the first quarter of 2007. Management remains committed to continuing to improve this measure of performance.

	Three months ended March 31, 2008	Three months ended March 31, 2007
	(Unaudited, in thousands)	(Unaudited, in thousands)
Net loss	$(22,961)	$(11,930)
Net interest	1,574	524
Depreciation and amortization	1,889	1,803

EBITDA	(19,498)	(9,603)
Stock-based compensation	532	1,132
Jurilab (variable interest entity)	—	801
Restructuring charges	112	—
Loss on extinguishment of debt	10,221	—
Warrant valuation adjustment	2,911	(10)

Modified EBITDA	$(5,722)	$(7,680)

Management uses the non-GAAP modified EBITDA net loss for financial guidance because management does not consider non-cash stock based compensation expense, minority owned Jurilab’s results of operations, the non-cash warrant valuation adjustments, loss on extinguishment of debt, or restructuring charges associated with eliminating future costs and expenses in evaluating the performance of continuing operations of the company. Management focuses on cash management and the company’s majority-owned subsidiaries as they are indicative of the success or failure of on-going business operations. Therefore, management calculates the modified EBITDA net loss provided in this earnings release and the resulting financial guidance for 2008 to enable investors to analyze further and more consistently the period-to-period financial performance of our business operations. Management believes that by providing investors with this non-GAAP measure it gives the investor additional important information to enable them to assess, in a way management assesses, the company’s current and future continuing operations. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies.

The financial results included in this press release are unaudited. The complete, audited financial statements of the company for the year ended December 31, 2007 are included in Nanogen’s Annual Report on Form 10-K filed with the SEC on March 31, 2008.

Webcast of Conference Call

Nanogen management will host a conference call to discuss the first quarter 2008 results on May 12, 2008 at 4:30 p.m. Eastern (1:30 p.m. Pacific). Interested investors and others may participate in the conference call by dialing 866-700-5192 for US/Canada participants and 617-213-8833 for international participants. The conference ID will be 34946719.

Audio of management’s presentation will be available via live webcast on the investor relations section of Nanogen’s corporate website at www.nanogen.com, and will be archived for one year. A digital recording of the call will also be available for 48 hours, beginning two hours after the completion of the conference call on May 12, 2008, and can be accessed via telephone at 888-286-8010 for US/Canada participants and 617-801-6888 for international participants. The conference ID, 87071430, will be required to listen to the playback.

About Nanogen, Inc.

Nanogen, Inc., develops diagnostic products that enable physicians to deliver improved patient care. Its products allow faster and easier diagnosis, treatment and monitoring of cardiovascular disease and a range of infectious diseases. The company’s products include molecular diagnostic kits and reagents, and kits for rapid point-of-care testing. Nanogen has pioneered the development of biomarkers, molecular biology technologies and nanotechnology to bring better results to diagnostics and healthcare. For additional information please visit Nanogen’s website at www.nanogen.com

Nanogen Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether cash flow breakeven can be achieved, whether revenues will continue to increase and expenses continue to decrease, whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

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NANOGEN, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	March 31, 2007	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,528	$5,806
Short-term investments	300	1,450
Receivables, net	17,384	14,821
Inventories, net	2,647	2,267
Other current assets	2,288	1,840

Total current assets	33,147	26,184
Property and equipment, net	7,245	6,662
Acquired technology rights, net	14,148	14,905
Restricted cash	9,437	9,626
Other assets, net	1,359	2,011
Goodwill	39,019	38,963

Total assets	$104,355	$98,351

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$19,383	$15,600
Deferred revenue	6,586	663
Short-term assigned royalty interests obligation	—	2,868
Common stock warrants	3,194	1,708
Conversion feature of convertible debt	4,201	664
Current portion of debt obligations	6,083	4,868

Total current liabilities	39,447	26,371
Debt obligations, less current portion	14,785	8,139
Sponsored research payable	4,848	4,848
Long-term assigned royalty interests obligation	—	14,711
Long-term deferred revenue	22,492	—
Other long-term liabilities	2,874	2,778

Total long-term liabilities	44,999	30,476
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized at March 31, 2008 and December 31, 2007; no shares issued and outstanding at March 31, 2007 and December 31, 2007	—	—
Common stock, $0.001 par value, 135,000,000 shares authorized at March 31, 2008 and December 31, 2007, respectively; 73,353,962 and 73,218,128 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	73	73
Additional paid-in capital	441,157	440,583
Accumulated other comprehensive gain/(loss)	3,029	2,237
Capital deficit in consolidated variable interest entity, net	—	—
Accumulated deficit	(423,579)	(400,618)
Treasury stock, at cost, 416,027 shares at December 31, 2007 and 2006	(771)	(771)

Total stockholders’ equity	19,909	41,504

Total liabilities and stockholders’ equity	$104,355	$98,351

NANOGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Revenues:
Product sales	$8,070	$6,084
License fees and royalty income	1,762	1,241
Contracts and grants	852	2,328

Total revenues	10,684	9,653
Costs and expenses:
Cost of product sales	4,838	4,830
Research and development	4,186	6,512
Selling, general and administrative	8,727	8,853
Amortization of purchased intangible assets	934	767

Total costs and expenses	18,685	20,962

Loss from operations	(8,001)	(11,309)
Other income (expense):
Interest income	336	538
Interest expense	(1,910)	(1,143)
Other expense	(228)	(28)
Warrant valuation adjustment	(2,911)	10
Loss on extinguishment of debt	(10,221)	—
Gain (loss) on foreign currency transactions	(26)	2

Total other income (expense)	(14,960)	(621)

Net loss	$(22,961)	$(11,930)

Net loss per share — basic and diluted	$(0.31)	$(0.17)

Number of shares used in computing net loss per share — basic and diluted	73,277	70,496

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